UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2021

REXNORD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35475	20-5197013
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

511 W. Freshwater Way Milwaukee, Wisconsin	53204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 643-3739

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $.01 par value	RXN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01 Entry Into A Material Definitive Agreement.

On February 15, 2021, Rexnord Corporation (“Rexnord” or the “Company”) entered into definitive agreements with Regal Beloit Corporation (“Regal”), Land Newco, Inc., a wholly-owned indirect subsidiary of Rexnord (“Land”), and Phoenix 2021, Inc., a wholly-owned subsidiary of Regal (“Merger Sub”), with respect to a Reverse Morris Trust transaction (the “Proposed Transaction”), pursuant to which, and subject to the terms and conditions of those definitive agreements discussed below, (1) Rexnord will transfer (or cause to be transferred) to Land substantially all of the assets, and Land will assume substantially all of the liabilities, of Rexnord’s Process & Motion Control segment (“PMC”) (the “Reorganization”), (2) after which, all of the issued and outstanding shares of common stock, $0.01 par value per share, of Land (“Land common stock”) held by a subsidiary of Rexnord will be distributed in a series of distributions to Rexnord’s stockholders (the “Distributions”, and the final distribution of Land common stock from Rexnord to Rexnord’s stockholders, which is to be made pro rata for no consideration, the “Spin-Off”) and (3) immediately after the Spin-Off, Merger Sub will merge with and into Land (the “Merger”) and all shares of Land common stock (other than those held by Rexnord, Land, Regal, Merger Sub or their respective subsidiaries) will be converted into the right to receive shares of the common stock, $0.01 par value per share, of Regal (“Regal common stock”), as calculated and subject to adjustment as set forth in the Merger Agreement (as defined below). When the Merger is completed, Land (which at that time will hold the PMC business) will be a wholly-owned subsidiary of Regal.

The Distributions and the Merger are expected to be tax-free to Rexnord stockholders for U.S. federal income tax purposes, except to the extent that cash is paid to Rexnord stockholders in lieu of fractional shares in the Merger. The Merger is expected to be tax-free to Regal shareholders for U.S. federal income tax purposes.

The definitive agreements entered in connection with the Proposed Transaction include (i) a Separation and Distribution Agreement, by and among Rexnord, Land, and Regal (the “Separation Agreement”), (ii) an Agreement and Plan of Merger, by and among Rexnord, Land, Regal, and Merger Sub (the “Merger Agreement”), (iii) a Tax Matters Agreement, by and among Rexnord, Land, and Regal, (iv) an Employee Matters Agreement, by and among Rexnord, Land, and Regal, (v) a Real Estate Matters Agreement, by and among Rexnord, Land, and Regal, and (vi) an Intellectual Property Matters Agreement, by and among Rexnord, Land, and Regal, each dated as of February 15, 2021. In connection with the Proposed Transaction, Rexnord, Land and Regal, as applicable, will also enter into additional agreements, including, among others:

•	a Transition Services Agreement, which will govern the parties’ respective rights and obligations with respect to the provision of certain transition services; and

•	certain other agreements to be discussed by Rexnord, Land and Regal prior to the consummation of the transactions.

Merger Agreement

As noted above, the Merger Agreement provides for, among other things, the merger of Merger Sub with and into Land, with Land as the surviving corporation. As a result of the Merger, Land would become a wholly owned subsidiary of Regal. In addition, as noted above, prior to the closing of the Merger, it is contemplated that Rexnord will effect the Reorganization and the Distributions.

In the Merger, holders of Land common stock will be entitled to receive for each share of Land common stock a number of shares of newly issued Regal common stock equal to the exchange ratio specified in the Merger Agreement.

Prior to the adjustments provided in the Merger Agreement, the Merger Agreement provides that the exchange ratio is equal to a fraction obtained by dividing (A) the New Share Issuance (as defined below) by (B) the number of shares of Land common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (which number of shares the Merger Agreement provides will be the same as the number of shares of Rexnord common stock outstanding as of the record date for the Spin-Off). Pursuant to the Merger Agreement, the “New Share Issuance” means (A) the number of shares of Regal common stock issued and outstanding immediately prior to the Effective Time multiplied by (B) a fraction, the numerator of which is 38.6 and the denominator of which is 61.4. Prior to the adjustment described in the following paragraphs, the exchange ratio is designed to result in the outstanding common shares of Regal, immediately following the Merger, being owned approximately 38.6% by former Land shareholders and approximately 61.4% by the shareholders of Regal immediately prior to the Merger.

However, in order to preserve the tax-free nature of the Spin-Off, the Merger Agreement generally provides that the exchange ratio will be adjusted and increased in a manner designed to ensure that, immediately following the closing of the Merger, former shareholders of Land (including the Overlap Shareholders (as such term is defined in the Merger Agreement)) own, for tax purposes, at least 50.8% of the outstanding shares of Regal common stock (including for this purpose Share Equivalents, as such term is defined in the Merger Agreement). Alternatively, if the parties are not able to obtain an IRS Ruling (as defined below) that addresses certain aspects of the determination of the nature and extent of Overlap Shareholders prior to the closing of the Merger or if the adjustment of the exchange ratio would otherwise result in the number of shares of Regal common stock issuable in the Merger (together with Share Equivalents) being greater than 50.1% of all issued and outstanding shares of Regal common stock immediately following the Effective Time, then the concept of Overlap Shareholders will be disregarded for purposes of determining the exchange ratio and the exchange ratio will instead be adjusted so that the number of shares of Regal common stock issued in the Merger will equal 50.1% of the issued and outstanding shares of Regal common stock as of immediately following the Effective Time. These adjustments are more fully described in Section 1.5(b) of the Merger Agreement. The Merger Agreement also provides for procedures by which the parties would work together to determine the extent of the Overlap Shareholders. The Merger Agreement further provides for certain customary adjustments of the exchange ratio in the event of stock splits, combinations of shares, reclassifications, recapitalizations or other similar transactions with respect to Regal common stock.

In addition, in connection with the Proposed Transaction, the parties have agreed that Rexnord will seek a U.S. Internal Revenue Service (“IRS”) private letter ruling with respect to certain tax aspects of the Proposed Transaction, including matters relating to the nature and extent of shareholders who may be counted as Overlap Shareholders for purposes of determining the exchange ratio in the Merger (the “IRS Ruling”). The Merger Agreement provides that, unless the parties otherwise agree, the closing of the Merger shall not occur earlier than the third business day following the earlier of (a) nine months from the date of the Merger Agreement or (b)  the date on which (i) the IRS Ruling is received from the IRS, (ii) the IRS informs Rexnord and Regal in writing that the IRS has declined to issue a private letter ruling that satisfies requirements agreed in the Merger Agreement or (iii) Rexnord, with the written consent of Regal, withdraws its request for the IRS ruling. The extent of the Overlap Shareholders that may be counted in determining the exchange ratio will depend on whether an IRS Ruling is received and the contents of such IRS Ruling.

In the event that additional shares of Regal common stock are required to be issued as a result of the exchange ratio adjustment mechanism described above, the Merger Agreement provides that, prior to the closing of the Merger, Regal’s board of directors will declare a special dividend pro rata to the holders of Regal common stock as of a record date prior to the closing of the Merger in an amount in the aggregate equal to the Baseline RMT Partner Value (as defined below) minus the Adjusted RMT Partner Value (as defined below) (the “Regal Special Dividend”). The Baseline RMT Partner Value is an amount equal to the product of (i) the number of shares of Regal common stock issued and outstanding as of the record date for the Regal Special Dividend and (ii) $128.8215. The Adjusted RMT Partner Value means an amount equal to (i) the Baseline RMT Partner Value multiplied by a fraction obtained by dividing (A) without giving effect to the adjustment mechanism, the New Share Issuance by (B) the total number of shares of Regal common stock to be issued in the Merger after giving effect to the adjustment mechanism.

The Merger Agreement also provides that, prior to the Effective Time, Rexnord and Regal shall mutually agree on two independent directors from Rexnord’s board of directors to be appointed and added to Regal’s board of directors as of the Effective Time and to serve on Regal’s board of directors until the next annual meeting of Regal stockholders.

Consummation of the Merger is subject to various conditions under the Merger Agreement including, among others: the accuracy of representations and warranties and compliance with covenants, subject to certain customary exceptions; the approval by Regal shareholders of the issuance of shares of Regal common stock pursuant to the Merger; the approval of Rexnord stockholders of the Proposed Transaction; the effectiveness of registration statements to be filed by Rexnord and Regal with the SEC in connection with the Proposed Transaction; the consummation of the Reorganization, Distributions and related transactions and, if required, the declaration by Regal’s board of directors of the Regal Special Dividend; the making of the Land Cash Payment (as defined below); the receipt of certain opinions of counsel as to tax matters pertaining to the Proposed Transaction; the receipt of certain opinions as to the solvency of Rexnord and Regal immediately following the Spin-Off, the Regal Special Dividend and the Merger, as the case may be; the receipt of certain U.S. and international regulatory approvals; the approval of the New York Stock Exchange of the listing on the NYSE of the newly issued shares of Regal common stock in the Merger; and the appointment of two independent Rexnord directors mutually agreeable to Rexnord and Regal to Regal’s board of directors.

The Merger Agreement provides that the parties will use their reasonable best efforts and take other actions to obtain the specified regulatory approvals for the transaction, subject to certain exceptions including the extent that such actions would result in a Burdensome Condition (as defined in the Merger Agreement).

The Merger Agreement provides for Rexnord to call a meeting of its stockholders to vote on the Proposed Transaction and Regal to call a special meeting of shareholders to vote on the issuance of shares of Regal common stock pursuant to the Merger.

Rexnord, Land, Regal and Merger Sub each make certain representations, warranties and covenants, as applicable, in the Merger Agreement, including covenants to use reasonable best efforts to conduct PMC and the business of Regal and its subsidiaries in the ordinary course of business consistent with past practice, and not to take certain actions during the period between signing and the Effective Time. Both Rexnord and Regal also covenant, among other things, that neither party nor any of its subsidiaries will (i) solicit certain alternative transactions or (ii) enter into discussions concerning, or provide information or data in connection with, such alternative transactions (except under limited circumstances described in the Merger Agreement, including where such party’s board of directors has received an unsolicited proposal that could reasonably be expected to lead to a superior proposal and failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain notice conditions). The Merger Agreement does not provide either party the right to terminate the Merger Agreement in order to immediately accept such a superior proposal or permit either party to enter into an agreement to effect such a superior proposal prior to the termination of the Merger Agreement. The Merger Agreement also provides for each of Rexnord’s and Regal’s board of directors to recommend that its stockholders vote in favor of the Proposed Transaction, subject to certain exceptions described in the Merger Agreement.

The Merger Agreement contains specified termination rights for Rexnord and Regal, including that either party may terminate the Merger Agreement in the event that the Merger is not consummated by November 15, 2021 (subject to extension in connection with outstanding regulatory approvals); if Regal shareholders do not approve the issuance of shares of Regal common stock; and if Rexnord stockholders do not approve the Proposed Transaction.

In certain circumstances, in connection with or following a termination of the Merger Agreement, Rexnord is required to pay a termination fee of $150 million to Regal and, in certain other circumstances, Regal is required to pay a termination fee of $150 million to Rexnord.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 and is incorporated herein by reference.

Separation Agreement

The Separation Agreement sets forth the terms and conditions regarding the separation of PMC from Rexnord, including, among others, the identification and transfer of assets by Rexnord and its subsidiaries to Land and the assumption of liabilities by Land from Rexnord and its subsidiaries, in each case, related to PMC, with certain exceptions as provided in the Separation Agreement. The Separation Agreement also governs the rights and obligations of Rexnord and Land regarding the Distributions.

The Separation Agreement governs certain aspects of the relationship between Rexnord, Land and Regal after the Distributions, including, among others, provisions with respect to release of claims, indemnification, restrictive covenants, guarantees, insurance, access to information and record retention. The parties will have ongoing indemnification obligations under the Separation Agreement from and after the Effective Time with respect to liabilities related to PMC assumed by Regal through Land, and liabilities related to PMC agreed to be retained by Rexnord, as applicable. The Separation Agreement provides that, effective as of the Effective Time, Regal will guarantee to Rexnord the obligations of Land arising at or after the closing under the transaction documents.

In addition, prior to the Distributions, Land (or its subsidiaries) will incur approximately $487 million of indebtedness that it will use to make to a subsidiary of Rexnord a cash payment of approximately $487 million (the “Land Cash Payment”). The Separation Agreement also provides for a post-closing adjustment payment (resulting in a payment to either Rexnord or Land by the other) based on the amounts of cash, debt, working capital, transaction expenses, and unfunded pension liabilities existing at closing, all as more fully set forth in the Separation Agreement.

Consummation of the Distributions is subject to various conditions under the Separation Agreement, including the satisfaction or waiver of certain conditions to closing under the Merger Agreement.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 2.2 and is incorporated herein by reference.

Tax Matters Agreement

The Tax Matters Agreement sets forth, among other things, the parties’ respective rights, responsibilities and obligations with respect to taxes of Land, Rexnord, Regal and their respective subsidiaries (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Reorganization, the Distributions and certain related transactions to qualify for their intended tax treatment), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and assistance and cooperation in respect of tax matters. Generally, Rexnord will be responsible for taxes imposed on Land prior to the closing of the Merger, and Land (and Regal through its ownership of Land) will be responsible for taxes imposed on Land following the closing of the Merger. If the Reorganization and the Distributions fail to be tax-free due to the fault of Land, Land (and Regal through its ownership of Land) generally will be responsible for the resulting taxes. If the Reorganization and the Distributions fail to be tax-free due to the fault of Rexnord, or for reasons other than the fault of Rexnord or Land (except as described below), then Rexnord generally will be responsible for the resulting taxes. If the Reorganization and the Distributions fail to be tax-free for a reason related to the process provided in the Merger Agreement for the determination of the number of Overlap Shareholders, Land (and Regal through its ownership of Land) will be responsible for 90% of the resulting taxes and Rexnord will be responsible for 10% of the resulting taxes.

The foregoing description of the Tax Matters Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Tax Matters Agreement, which is filed as Exhibit 10.1 and is incorporated herein by reference.

Employee Matters Agreement

The Employee Matters Agreement, among other things, allocates among the parties the pre-and post-closing liabilities in respect of the current and former employees of PMC (including liabilities in respect of employee compensation and benefit plans covering such employees). Subject to various exceptions, Land generally assumes liabilities in respect of the current and former employees of PMC and any assets dedicated thereto, and Rexnord generally retains employee liabilities and assets related to Rexnord.

The foregoing description of the Employee Matters Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employee Matters Agreement, which is filed as Exhibit 10.2 and is incorporated herein by reference.

Real Estate Matters Agreement

The Real Estate Matters Agreement governs the allocation and transfer of real estate between Rexnord and Land. Pursuant to the Real Estate Matters Agreement, Rexnord will transfer to, or share with, Land certain owned and leased property associated with PMC. The Real Estate Matters Agreement describes the manner in which the specified owned and leased properties are transferred, including the following types of transactions:

•	conveyances of specified owned properties amongst the parties;

•	assignments of leases for specified leased properties amongst the parties; and

•	subleases to Land of portions of specified properties leased by Rexnord.

The foregoing description of the Real Estate Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Real Estate Matters Agreement, which is filed as Exhibit 10.3 and is incorporated herein by reference.

Intellectual Property Matters Agreement

The Intellectual Property Matters Agreement allocates ownership of intellectual property relating to PMC, and provides broad cross-licenses of certain items of intellectual property for each of Land and Rexnord to use in their respective businesses.

The foregoing description of the Intellectual Property Matters Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Intellectual Property Matters Agreement, which is filed as Exhibit 10.4 and is incorporated herein by reference.

Item 8.01 Other Events.

In connection with the Merger Agreement, on February 14, 2021, the Company entered into a debt commitment letter (the “Debt Commitment Letter”) and related fee letters with Credit Suisse AG, Cayman Islands Branch (“CS”) and Credit Suisse Loan Funding LLC, pursuant to which, and subject to the terms and conditions set forth therein, CS committed to provide $708,000,000 in an aggregate principal amount of senior term loans under a senior secured term loan facility (“Term Loan Facility”) and up to $198,000,000 in an aggregate principal amount of senior revolving loans under a senior secured revolving credit facility. The proceeds of the loans under the Term Loan Facility may be used by the Company, together with a dividend from Land Newco, Inc. and cash on RBS Global, Inc.’s balance sheet, (a) to redeem or prepay in full (i) all obligations currently outstanding under the Third Amended and Restated First Lien Credit Agreement dated as of August 21, 2013 (as amended), among Chase Acquisition I, Inc., RBS Global, Inc. and Rexnord LLC, as borrowers, the lenders thereunder and Credit Suisse AG, as administrative agent and (ii) the 4.875% senior unsecured notes due 2025 issued pursuant to the Indenture dated as of December 7, 2017 among RBS Global, Inc., Rexnord LLC, the guarantors thereunder and Wells Fargo Bank, National Association, as trustee; (b) to pay fees and expenses in connection with the transactions; and (c) for general corporate purposes.

In connection with the Proposed Transaction, Land also entered into a debt commitment letter (the “Land Commitment Letter”) and related fee letters with Barclays Bank PLC (“Barclays”), pursuant to which, and subject to the terms and conditions set forth therein, Barclays committed to provide bridge loans under a 364-day senior bridge loan facility to be used to pay the dividend required prior to the Reorganization. If the Proposed Transaction is consummated, the indebtedness contemplated by the Land Commitment Letter will become indebtedness of a wholly-owned subsidiary of Regal.

The foregoing descriptions of the Debt Commitment Letter and the Land Commitment Letter do not purport to be complete and are qualified in their entirety by reference to the full text of the Debt Commitment Letter and Land Commitment Letter, which are filed as Exhibits 10.5 and 10.6, respectively, and are incorporated herein by reference.

Forward-Looking Statements

This communication contains certain “forward-looking statements” including statements regarding the anticipated timing and benefits of the transactions with Regal. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained herein are based on Rexnord’s current expectations and beliefs concerning future developments and their potential effects, but there can be no assurance that these will be as anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of Rexnord) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include, among others: the inability to complete the Proposed Transaction; the inability to recognize the anticipated benefits of the Proposed Transaction, including due to the failure to receive required security holder approvals, or the failure of other closing conditions; and costs related to the Proposed Transaction. Except as required by law, Rexnord does not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information about the Transaction and Where to Find It

In connection with the Proposed Transaction, we and Regal intend to file relevant materials with the Securities and Exchange Commission (“SEC”), that will include a proxy statement/information statement/prospectus relating to the Proposed Transaction. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/INFORMATION STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT REXNORD, REGAL AND THE TRANSACTION. A definitive proxy statement will be sent to stockholders of Rexnord seeking approval of the Proposed Transaction. The documents relating to the Proposed Transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge by contacting us at ROBERT.MCCARTHY@REXNORD.COM.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder. Rexnord, Regal and their respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from Rexnord’s stockholders in connection with the Proposed Transaction. Information regarding the names and interests in the Proposed Transaction of Rexnord’s directors and officers is contained Rexnord’s filings with the SEC. Additional information regarding the interests of potential participants in the solicitation process will also be included in the proxy statement/information statement/prospectus relating to the Proposed Transaction and other relevant documents when they are filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Item 9.01. Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of February 15, 2021, by and among Rexnord, Land, Regal and Merger Sub
2.2*	Separation and Distribution Agreement, dated as of February 15, 2021, by and among Rexnord, Land and Regal
10.1*	Tax Matters Agreement, dated as of February 15, 2021, by and among Rexnord, Land and Regal
10.2*	Employee Matters Agreement, dated as of February 15, 2021, by and among Rexnord, Land and Regal
10.3*	Real Estate Matters Agreement, dated as of February 15, 2021, by and among Rexnord, Land and Regal
10.4*	Intellectual Property Matters Agreement, dated as of February 15, 2021, by and among Rexnord, Land and Regal
10.5	Commitment Letter, dated as of February 14, 2021, by and between Rexnord, Credit Suisse AG, Cayman Islands Branch and Credit Suisse Loan Funding LLC
10.6	Bridge Facility Commitment Letter, dated as of February 15, 2021, by and between Land and Barclays Bank PLC
104	Cover Page Inline XBRL data

*Schedules and exhibits to this Exhibit have been omitted in accordance with Regulation S-K Items 601(a)(5) and/or 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission on a confidential basis upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Rexnord Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 19th day of February, 2021.

REXNORD CORPORATION

By:	/s/ Mark W. Peterson
Name: Mark W. Peterson
Title: Senior Vice President and Chief Financial Officer